Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Welsbach Technology Metals Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(3)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other	615,785,471	(3)	—	$10,389,447	(4)	$153.10 per $1,000,000	$1,590.62	—	—	—	—
Fees Previously Paid	—	—	—	—		—	—		—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—		—	—	—	—	—	—
	Total Offering Amounts						$10,389,447			$1,590.62
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fees Due									$1,590.62

(1)	In connection with the business combination (the “Business Combination”) described in the proxy statement/prospectus forming part of this registration statement, the registrant, Welsbach Technology Metals Acquisition Corp., a Delaware corporation, intends to change its name to Evolution Metals & Technologies Corp. (“New EM”).

(2)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933 (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

(3)	The number of shares of Common Stock, par value $0.0001 per share, of New EM (the “New EM Common Stock”), being registered includes (i) 22,500,000 shares of New EM Common Stock to be issued to the holders of the common shares of Critical Mineral Recovery, Inc. (“CMR”), (ii) 510,354,112 shares of New EM Common Stock to be issued to the holders of the member units of Evolution Metals LLC (“EM”), (iii) 75,044,359 shares of New EM Common Stock to be issued to the holders of the convertible preferred units of EM, (iv) 750,000 shares of New EM Common Stock to be issued to the holders of the common stock of Handa Lab Co., Ltd. (“Handa Lab”), (v) 1,440,000 shares of New EM Common Stock to be issued to the holders of the common stock of KCM Industry Co., Ltd. (“KCM”), (vi) 4,400,000 shares of New EM Common Stock to be issued to the holders of the common stock of KMMI, Inc. (“KMMI”) and (vii) 1,297,000 shares of New EM Common Stock to be issued to the holders of the common stock of NS World Co., Ltd. (“NS World”).

(4)	Calculated in accordance with Rule 457(f)(2) promulgated under the Securities Act. CMR, EM, Handa Lab, KCM, KMMI and NS World are private companies, and no market exists for any of their securities. Further, CMR and NS World, and with respect to the member units of EM, have accumulated deficits. Therefore, the maximum aggregate offering price of the New EM Common Stock being registered is based on the book values, or, in the case of CMR and NS World, one-third of the aggregate par value and in the case of member units of EM, one-third of the aggregate stated value, of the securities being exchanged and is calculated as the sum of the following: (i) one-third of the aggregate par value of the 30,000 shares of common stock, par value $1.00 per share, of CMR that will be exchanged in the Business Combination, or $10,000; (ii) one-third of the aggregate stated value of the 1,000,000 member units of EM that will be exchanged in the Business Combination, or $33.33; (iii) the aggregate book value of the 5,730,004 convertible preferred units of EM that will be exchanged in the Business Combination, or $5,730,004 ($1.00 per convertible preferred unit); (iv) the aggregate book value of the 380,800 shares of common stock of Handa Lab that will be exchanged in the Business Combination, or $904,181 (approximately $2.37 per share); (v) the aggregate book value of the 20,000 shares of common stock of KCM that will be exchanged in the Business Combination, or $1,232,696 (approximately $61.63 per share); (vi) the aggregate book value of the 22,080 shares of common stock of KMMI that will be exchanged in the Business Combination, or $2,210,743 (approximately $100.12 per share); and (vii) one-third of the aggregate par value of the 251,555 shares of common stock, par value KRW 5,000.00 per share (or approximately $3.60 per share based on a KRW:USD exchange rate of 1389.2400:1 as of October 25, 2024, as reported in release “Foreign Exchange Rates – H.10” published by the Board of Governors of the Federal Reserve System), of NS World that will be exchanged in the Business Combination, or approximately $301,790.